Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 12, 2020, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-248235) and related Prospectus of Quotient Limited for the registration of ordinary shares, preference shares, debt securities, rights to purchase ordinary shares, rights to purchase preference shares, warrants to purchase ordinary shares, warrants to purchase preference shares, and warrants to purchase debt securities and units.

/s/ Ernst & Young LLP

Belfast, United Kingdom

September 2, 2020